Exhibit 4.5

GUARANTY AND SECURITY AGREEMENT

        THIS GUARANTY AND SECURITY AGREEMENT dated as of November 20, 2003, is made by and among Alliance Pharmaceutical Corp., a New York corporation ("Guarantor"), and Technology Gateway Partnership, L.P., a California limited partnership ("Secured Party").

RECITALS

        A.        The Secured Party has made an advance of money to PFC Therapeutics, LLC (“PFC”), a wholly-owned subsidiary of the Guarantor, as evidenced by that certain Secured Convertible Note executed by PFC in favor of the Secured Party (the “Note”), such advance being referred to herein as the “Loan”.

        B.        The Secured Party is willing to make the Loan to Guarantor, but only upon the condition, among others, that Guarantor shall have executed and delivered to the Secured Party this Agreement.

AGREEMENT

        NOW, THEREFORE, in order to induce the Secured Party to make the Loan and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Guarantor hereby represents, warrants, covenants and agrees as follows:

        1.    DEFINED TERMS. When used in this Agreement the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

        “Collateral” shall have the meaning assigned to such term in Section 4 of this Agreement.

        “Earnout” means the right of Guarantor to receive royalty payments from the sale of Imagent™ products pursuant to that certain Asset Purchase Agreement dated June 18, 2003 by and between Guarantor and Photogen Technologies, Inc. (the “Asset Purchase Agreement”)

        “Event of Default” means (i) any failure by Guarantor forthwith to pay or perform any of the Secured Obligations and, (ii) any breach by Guarantor of any warranty, representation, or covenant set forth herein.

        “Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        “Secured Obligations” means (a) the right of the Secured Party to receive a portion of the Earnout pursuant to Section 3 of this Agreement, (b) the obligation of Guarantor to pay the Secured Party all amounts due under the Note and this Agreement, (c) the obligation of Guarantor to pay any fees, costs and expenses of the Secured Party under Section 7(b) hereof, and (d) the obligation of PFC to pay any fees, costs and expenses of the Secured Party under the Security Agreement executed by PFC in favor of Secured Party.

        “Agreement” means this Guarantee and Security Agreement, as the same may from time to time be amended, modified, supplemented or restated.

        “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of California (and each reference in this Agreement to an Article thereof (denoted as a Division of the UCC as adopted and in effect in the State of California) shall refer to that Article (or Division, as applicable) as from time to time in effect, which in the case of Article 9 shall include and refer to Revised Article 9 from and after the date Revised Article 9 shall become effective in the State of California); provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code (including the Articles thereof) as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions. In addition, the term “Proceeds” shall be a defined term having the meaning set forth for such term in the UCC, and shall include all Proceeds now owned, or hereafter acquired, by Guarantor.

        2.    GRANT OF GUARANTEE. Guarantor hereby irrevocably, absolutely and unconditionally guarantees full and prompt performance of the Secured Obligations to the Secured Party and its successors and assigns. Upon the execution and delivery of this Agreement to the Secured Party, this Agreement shall be deemed to be finally executed and delivered by the Guarantor and except as expressly set forth herein shall not be subject to or affected by any promise or condition affecting or limiting the Guarantor’s liability, and no statement, representation, agreement or promise on the part of the Secured Party, unless contained herein, forms any part of this Agreement or has induced the making hereof or shall be deemed in any way to affect the Guarantor’s liability hereunder. Guarantor acknowledges and agrees that any obligation(s) of PFC to Guarantor, or any affiliate of Guarantor, are subordinate to the Secured Obligations. Guarantor’s liability hereunder shall continue notwithstanding, and shall be unaltered, unaffected and unimpaired by, the bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up or cessation of the existence of PFC.

        3.    ABSOLUTE ASSIGNMENT. Guarantorhereby irrevocably, absolutely and unconditionally collaterally assigns to the Secured Party 100% of the Earnout, up to an aggregate maximum amount of $500,000, to be paid to Oxygent Creditors (as defined in the Asset Purchase Agreement) after January 1, 2006 pursuant to Section 1.3 of the Asset Purchase Agreement. In connection therewith, the Secured Party shall be an “Oxygent Creditor” for all purposes under this Agreement and the Asset Purchase Agreement. This Section 2 shall survive the termination of this Agreement.

        4.    GRANT OF SECURITY INTEREST. As collateral security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations and in order to induce the Secured Party to cause the Loan to be made, Guarantor hereby collaterally assigns, conveys, mortgages, pledges, hypothecates and transfers to the Secured Party, a security interest in all of Guarantor’s right, title and interest in, to and under the following, whether now owned or hereafter acquired, (all of which being collectively referred to herein as the “Collateral”):

                (a)     The Earnout;

                (b)     All Proceeds of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of the foregoing.

        5.    REPRESENTATIONS AND WARRANTIES. Guarantor hereby represents and warrants to the Secured Party that:

                (a)     Except for the security interest granted to the Secured Party under this Agreement, Guarantor is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder.

                (b)     No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by Guarantor in favor of the Secured Party pursuant to this Agreement.

                (c)     This Agreement creates a legal and valid security interest on and in all of the Collateral in which Guarantor now has rights.

                (d)     Guarantor’s taxpayer identification number is, and chief executive office, principal place of business, and the place where Guarantor maintains its records concerning the Collateral are presently located at the address set forth on the signature page hereof.

        (e)     In the event the Company does not (i) receive a commitment for a Financing (as defined below) by January 15, 2004, and (ii) close a Financing by January 31, 2004, Guarantor agrees to vote all of its units of membership interest of PFC in favor of amending PFC’s Limited Liability Company Operating Agreement to provide that Secured Party shall have the right to designate a majority of the members of PFC’s Board of Managers.

        6.    COVENANTS. Unless the Secured Party otherwise consents (which consent shall not be unreasonably withheld), Guarantor covenants and agrees with the Secured Party that from and after the date of this Agreement and until the Secured Obligations have been performed and paid in full:

                (a)     Guarantor shall not sell, lease, transfer or otherwise dispose of any of the Collateral (each, a “Transfer”), or attempt or contract to do so.

                (b)     Guarantor shall not change its jurisdiction of organization or relocate its chief executive office, principal place of business or its records from such address(es) provided to the Secured Party pursuant to Section 5(d) above without at least seven (7) days prior notice to the Secured Party.

                (c)     Guarantor shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral, except the Lien granted to the Secured Party under this Agreement.

                (d)     At any time and from time to time, upon the written request of the Secured Party, and at the sole expense of Guarantor, Guarantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Secured Party may reasonably deem necessary or desirable to obtain the full benefits of this Agreement, including, without limitation, executing, delivering and causing to be filed any financing or continuation statements (including “in lieu” continuation statements) under the UCC with respect to the security interests granted hereby Guarantor also hereby authorizes the Secured Party to file any such financing or continuation statement (including “in lieu” continuation statements) without the signature of Guarantor.

                (e)     Within thirty (30) days of the execution of this Agreement, Guarantor shall cause Photogen to execute and deliver an Acknowledgement substantially in the form attached hereto as Exhibit A (the “Acknowledgment”).

        7.    RIGHTS AND REMEDIES UPON DEFAULT. Beginning on the date which is ten (10)business daysafter any Event of Default shall have occurred and while such Event of Default is continuing:

                (a)     The Secured Party may exercise in addition to all other rights and remedies granted to the Secured Party under this Agreement, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Guarantor expressly agrees that in any such event the Secured Party, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Guarantor or any other person, may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at the Secured Party’s offices or elsewhere at such prices as it may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Section 7(d), below, with Guarantor remaining liable for any deficiency remaining unpaid after such application. Guarantor agrees that the Secured Party need not give more than twenty (20) days’ notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.

                (b)     Guarantor also agrees to pay all fees, costs and expenses of the Secured Party, including, without limitation, reasonable attorneys’ fees, incurred in connection with the enforcement of any of its rights and remedies hereunder.

                (c)     Guarantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

                (d)     The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by the Secured Party in the following order of priorities:

                FIRST, to the Secured Party in an amount sufficient to pay in full the reasonable costs of the Secured Party in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Secured Party in connection therewith, including, without limitation, reasonable attorneys’ fees;

                SECOND, to the Secured Party in an amount equal to the then unpaid Secured Obligations of the Secured Party; and

                FINALLY, upon payment in full of the Secured Obligations, to Guarantor or its representatives, in accordance with the UCC or as a court of competent jurisdiction may direct.

        8.    INDEMNITY. Guarantor agrees to defend, indemnify and hold harmless the Secured Party and their officers, employees, and agents against (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and (b) all losses or expenses in any way suffered, incurred, or paid by the Secured Party as a result of or in any way arising out of, following or consequential to transactions between or among the Secured Party and Guarantor, whether under this Agreement or otherwise (including without limitation, reasonable attorneys fees and expenses), except for losses arising from or out of the gross negligence or willful misconduct of the Secured Party, as applicable.

        9.    REINSTATEMENT. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Guarantor for liquidation or reorganization, should Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Guarantor’s property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

        10.    FINANCING. In the event the Note is not converted in connection with a Financing, (a) the Note shall be terminated; and (b) the Guarantor and the Secured Party shall take all actions necessary to amend this agreement to (i) terminate the guarantee granted pursuant to Section 2 of this Agreement; and (ii) provide that Guarantor, pursuant to Section 3 of this Agreement, irrevocably, absolutely, and unconditionally collaterally assigns to the Secured Party 100% of the Earnout, up to an aggregate maximum amount of $1,500,000, to be paid to Oxygent Creditors after January 1, 2006 pursuant to Section 1.3 of the Asset Purchase Agreement. For purposes of this Agreement, “Financing” means a financing pursuant to which PFC receives gross proceeds of $10,000,000 (or such other amount approved by the Secured Party) from one or more investors, strategic partners, or other sources (or any combination of the foregoing). By way of example, the equity financing contemplated by the Term Sheet dated November 7, 2003 by and among Guarantor and SRS Capital-West, Inc. (as the same may be amended, modified, supplemented or restated from time to time) would be a Financing under this Agreement.

        11.    MISCELLANEOUS.

                (a)     Any amendment of this Agreement shall require the written consent of the Guarantor and the Secured Party.

                (b)     Subject to Sections 3 and 9 hereof, this Agreement shall terminate upon the payment and performance in full of the Secured Obligations.

                (c)     This Agreement and all obligations of Guarantor hereunder shall be binding upon the successors and assigns of Guarantor, and shall, together with the rights and remedies of the Secured Party hereunder, inure to the benefit of the Secured Party, any future holder of any of the indebtedness and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the lien granted to the Secured Party hereunder.

                (d)     In all respects, including all matters of construction, validity and performance, this Agreement and the Secured Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, except to the extent that the UCC provides for the application of the law of Guarantor’s State.

                (e)     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                (f)     Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

                if to the Secured Party, at 18881 VonKarman Avenue, Suite 330, Irvine, CA 92612; Facsimile (949) 752-0223.

                if to the Guarantor, marked "Attention: President", at 6175 Lusk Blvd., San Diego, CA 92121; Facsimile: (858) 410-5306.

[Signature pages follow.]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

ADDRESS OF GRANTOR	Alliance Pharmaceutical Corp.
6175 Lusk Boulevard	/s/ Duane J. Roth
San Diego, CA 92121	Chairman and Chief Executive Officer
TAXPAYER IDENTIFICATION NUMBER OF GRANTOR	JURISDICTION OF ORGANIZATION OF GRANTOR
New York

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

SECURED PARTY:

Technology Gateway Partnership, L.P.
/s/ Thomas O. Gephart
Thomas O. Gephart, Managing Partner of Ventana Capital Partners, LLC,
the General Partner of Technology Gateway Partnership, L.P.

EXHIBIT A

ACKNOWLEDGEMENT